CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors
HomeTrust Bancshares, Inc. and Subsidiary

We consent to the incorporation by reference in the registration statements No. 333-182635 and 333-186666 on Forms S-8 of HomeTrust Bancshares, Inc. and Subsidiary, of our report dated September 11, 2015, with respect to the consolidated balance sheets of HomeTrust Bancshares, Inc. and subsidiary as of June 30, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2015, which report appears in HomeTrust Bancshares, Inc. and Subsidiary’s 2015 Annual Report on Form 10-K.

/s/ DIXON HUGHES GOODMAN LLP

Charlotte, North Carolina
September 11, 2015